Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

THE BABCOCK & WILCOX COMPANY

The undersigned, James D. Canafax, certifies that he is the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of The Babcock & Wilcox Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1. The name of the Corporation is The Babcock & Wilcox Company. The original certificate of incorporation of the Corporation was filed with the Secretary of State the State of Delaware on March 8, 2010 and was restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 2, 2010.

2. This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. Article FIRST of the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

FIRST: The name of the Corporation is BWX Technologies, Inc.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Restated Certificate of Incorporation on behalf of The Babcock & Wilcox Company this      day of                      , 2015.

THE BABCOCK & WILCOX COMPANY

By:
James D. Canafax
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer